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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) April 28, 1997



                                 BITSTREAM INC.
             (Exact name of registrant as specified in its charter)




                    Delaware                                     0-21541                          04-2744890
        (State of incorporation or other                 (Commission File Number)         (I.R.S. Employer Identification No.)
         jurisdiction of incorporation)
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                215 First Street, Cambridge, Massachusetts 02142
          (Address of principal executive offices, including Zip code)


                                 (617) 497-6222
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

      Bitstream Inc. (the "Company") acquired Archetype, Inc. ("Archetype"), a
Delaware corporation primarily engaged in the business of developing and marketing server-based information management computer software for the graphic arts industry, pursuant to an Agreement and Plan of Merger, dated March 27, 1997
(the "Merger Agreement") among the Company, Archetype, and Archetype Acquisition
Corporation ("A-Sub"), a newly organized wholly owned subsidiary of the Company.
Pursuant to the Merger Agreement, the acquisition was accomplished by merging
(the "Merger") Archetype into A-Sub. The Merger Agreement was previously filed with the Securities and Exchange Commission in the Company's report on Form 10-K for the fiscal year ended December 31, 1996 and is hereby incorporated by reference in this report on Form 8-K.

      Archetype's products include: MediaBank, a digital asset management product that allows for the cataloging, archiving, and management of electronic images, text and documents; InterSep OPI and InterSep Output Manager, advanced open prepress interface and print management products for raster image processors and servers; and NuDoc, an advanced document composition technology.

      (a) The Merger was consummated on April 28, 1997. In connection with the
Merger, Archetype stockholders received an aggregate of approximately $1.3 million in cash and 510,000 shares of the Company's Class A Common Stock in exchange for their shares of Archetype capital stock. In addition, the Company satisfied approximately $1.6 million of obligations and indebtedness owed by Archetype, and issued options and warrants (the "Options") to purchase approximately 575,000 shares of the Company's Class A Common Stock, in order to induce the former Archetype employees and other persons receiving such Options to become employees of, or perform certain services for the Company and/or to replace certain outstanding options and warrants issued by Archetype. Of these Options, 375,000 have an exercise price of $.90 per share and were issued under the Company's 1996 Stock Plan and the remaining 200,000 have an exercise price of $3.94 per share and were issued under the Company's 1997 Stock Plan.

      Out of the above described cash payments made and securities issued by the Company on the consummation of the Merger, an aggregate of $295,334 in cash, 130,382 shares of Class A Common Stock and 32,460 Options issued to the former
Archetype stockholders in connection with the Merger were deposited with a third party escrow agent to be held for up to one year to satisfy certain amounts which may be payable to the Company in connection with certain adjustments which may be made to the consideration payable under the Merger Agreement or certain claims for indemnification which may be made by the Company under the terms of the Merger Agreement.

      In addition to the amounts set forth above, the Company may pay approximately $24,000 in cash and issue approximately 36,000 shares of Class A
Common Stock to two former stockholders of Archetype who notified Bitstream that they intend to seek appraisal for the shares of Archetype they hold if such stockholders withdraw or fail to perfect their right to appraisal.

      The consideration paid for Archetype's assets was determined by arms length negotiations between the management of the Company and the management and stockholders of Archetype all of whom were independent third parties having no relationship or affiliation with the Company or any of its affiliates, directors or officers.

      The cash paid by the Company to satisfy outstanding obligations and indebtedness of Archetype, as well as the cash paid in the Merger to the stockholders of Archetype, was funded in part by the proceeds received by the Company in its initial public offering of its Class A Common Stock, which was completed in November 1996, and in part by working capital.

      (b)  Not applicable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      (a)  Financial Statements of the Business Acquired.

           (1) It is contemplated that the required financial statements for the acquired assets reported herein will be filed as soon as possible but no later than 60 days after this report on Form 8-K is due to be filed, at which time, this report on Form 8-K will be amended on a report on Form 8-K/A to reflect such financial statements.


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           (2)   Reference is made to paragraph (1) above.

           (3)   Not applicable.

      (b)  Proforma Financial Information.

           (1) It is impracticable to provide the required proforma financial information relative to the acquisition of the assets acquired at the time this report on Form 8-K is due to be filed. The proforma financial information relative to the acquisition of the assets will be filed as it becomes available.
It is contemplated that this proforma financial information will be filed as soon as possible but no later than 60 days after this report on Form 8-K is due to be filed, and when such proforma financial information becomes available, this report on Form 8-K will be amended on a report on Form 8-K/A as soon as practicable to reflect the proforma financial information relative to the acquisition of the assets, which will be no later than 60 days after the report on this Form 8-K is due.

      (c)  Exhibits.


Exhibit Number             Description of Exhibit

99(a)                      Agreement and Plan of Merger among Bitstream Inc.,
                           Archetype, Inc. and Archetype Acquisition
                           Corporation, dated March 28, 1997. Incorporated by reference to Exhibit 10.10 of the report of the Registrant on Form 10-K for the fiscal year ended
                           December 31, 1996.


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                                   SIGNATURE

      Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 9, 1997                            Bitstream Inc.





                                             By: /s/ James D. Hart
                                                 ------------------------------
                                                 Vice President


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                                 EXHIBIT INDEX

      The following designated exhibits are filed herewith:


Exhibit

99(a)                      Agreement and Plan of Merger among Bitstream Inc.,
                           Archetype, Inc. and Archetype Acquisition
                           Corporation, dated March 28, 1997. Incorporated by reference to Exhibit 10.10 of the report of the Registrant on Form 10-K for the fiscal year ended
                           December 31, 1996.


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